EXHIBIT 99.1

TPI Composites, Inc. Announces Fourth Quarter and Full Year 2018 Earnings Results

SCOTTSDALE, Ariz., Feb. 28, 2019 (GLOBE NEWSWIRE) -- TPI Composites, Inc. (Nasdaq: TPIC), the only independent manufacturer of composite wind blades with a global footprint, today reported financial results for the fourth quarter and full year ended December 31, 2018.

Highlights

For the quarter ended December 31, 2018:

  Net sales of $290.1 million
  Total billings of $304.8 million
  Net loss of $8.8 million or $0.26 per diluted share
  EBITDA of $3.8 million, with an EBITDA margin of 1.3%
  Adjusted EBITDA of $9.8 million, with an Adjusted EBITDA margin of 3.4%

For the full year 2018:

  Net sales of $1,029.6 million
  Total billings of $1,006.5 million
  Net income of $5.3 million or $0.15 per diluted share
  EBITDA of $42.3 million, with an EBITDA margin of 4.1%
  Adjusted EBITDA of $68.2 million, with an Adjusted EBITDA margin of 6.6%
KPIs		Q4'18	Q4'17	FY’18	FY’17
	Sets[1]	689	669	2,423	2,736
	Estimated megawatts²	1,927	1,726	6,560	6,602
	Dedicated manufacturing lines³	55	48	55	48
	Manufacturing lines installed⁴	43	41	43	41
	Manufacturing lines in startup⁵	7	9	16	9
	Manufacturing lines in transition⁶	4	-	15	-
  Number of wind blade sets (which consist of three wind blades) invoiced worldwide in the period.
  Estimated megawatts of energy capacity to be generated by wind blade sets invoiced in the period.
  Number of wind blade manufacturing lines that are dedicated to our customers under long-term supply agreements at the end of the period.
  Number of wind blade manufacturing lines installed and either in operation, startup or transition at the end of the period.
  Number of wind blade manufacturing lines in a startup phase during the pre-production and production ramp-up period.
  Number of wind blade manufacturing lines that were being transitioned to a new wind blade model during the period.

“2018 was a challenging but successful year for TPI as we delivered strong operational and financial performance despite a significant number of startups and transitions,” said Steven Lockard, TPI Composites’ President and Chief Executive Officer. “We achieved a number of strategic milestones over the past year and have continued that momentum thus far in 2019. In early 2018, we continued our global growth with Vestas announcing a new manufacturing facility in Yangzhou, China and then early this year, we announced another new manufacturing hub near Chennai, India that will initially serve Vestas as well. We also added ENERCON as a customer in May of last year, further diversifying our customer base, and got back on the growth path with GE by announcing two new lines and the extension of our agreement with them in Mexico. In addition to our growth into new geographies and diversifying our customer base, we continue to strengthen our relationships with our existing customers. During 2018, with the new agreements and amendments, we increased our lines under long-term supply agreements to 54 and increased our potential revenue under contract by a net of $2.4 billion. We are now at a record $6.8 billion in potential contract value.”

“From a business development standpoint, during 2018 we signed multiyear supply agreements for 16 new manufacturing lines, including the four lines for Vestas in India which went under contract in late December, representing total contract revenue of up to $3.4 billion including amendments and our prioritized pipeline of lines that we plan to convert by the end of 2020 now stands at 19 lines. As it relates to non-wind business development, in early 2018 we announced that we entered into an agreement with Navistar to design and develop a Class 8 truck comprised of composite tractor and frame rails – an important step in continuing our diversification efforts and exploring our opportunities in the transportation space.”

“Our customers continue to invest with TPI through the addition of new outsourced blade capacity as well as transitions to longer blades, both of which have impacted our near-term profitability but we believe position us very well for long-term growth. We believe the investments we made in 2018, and the additional investments that we expect to make in 2019, position us well for our goal of doubling our wind related sales by 2021. However, revenue growth of over 50% doesn’t come without challenges including the execution of multiple startups and transitions, labor unrest in Matamoros, Mexico that is currently creating production challenges as well as concerns about Senvion given their recent announcement of their undertaking of a transformation program to stabilize the company’s operations and strengthen its financial basis.”

“We remain focused on growing our wind business, improving our operational effectiveness, driving improved profitability and continuing to drive down the levelized cost of energy while continuing to develop and explore opportunities in other strategic markets.”

“We are pleased to see the continued growth of wind energy as a cost effective and reliable source of clean electricity as we and the industry continue to drive down LCOE and as consumers and corporate customers demand it. We see the future of global electricity growth as cost effective and reliable wind, solar, storage and transmission,” concluded Mr. Lockard.

Fourth Quarter 2018 Financial Results
Net sales for the quarter increased by $36.6 million or 14.4% to $290.1 million compared to $253.5 million in the same period in 2017. Total billings increased by $62.1 million or 25.6% to $304.8 million for the three months ended December 31, 2018 compared to $242.7 million in the same period in 2017. Net sales of wind blades were $257.8 million for the quarter as compared to $231.0 million in the same period in 2017. The increase was primarily driven by a 3% increase in the number of wind blades produced and higher average sales prices due to the mix of wind blade models produced year over year. These increases were partially offset by adjustments recorded in 2018 under ASC 606 based upon changes in estimates of future revenue, cost of sales and operating income as well as by foreign currency fluctuations. The impact of the fluctuating U.S. dollar against the Euro at our Turkey operations and the Chinese Renminbi at our China operations on consolidated net sales and total billings for the three months ended December 31, 2018 was a net decrease of 1.4% and 1.3%, respectively, as compared to the same period in 2017.

Total cost of goods sold for the quarter was $277.5 million and included $20.5 million related to startup costs in our new plants in Turkey, Mexico, Iowa and China, the startup costs related to a new customer in Taicang, China and transition costs of $0.7 million related to the four lines in transition during the quarter. This compares to total cost of goods sold of $223.2 million for the same period in 2017, which included $11.6 million related to startup costs in our new plants in Turkey and Mexico and no transition costs. Cost of goods sold as a percentage of net sales increased by nearly eight percentage points during the three months ended December 31, 2018 as compared to the same period in 2017, largely driven by the increase in startup and transition costs, partially offset by foreign currency fluctuations and the impact of savings in raw material costs. The impact of the fluctuating U.S. dollar against the Euro, Turkish Lira, Chinese Renminbi and Mexican Peso decreased consolidated cost of goods sold by 4.6% for the quarter as compared to the same period in 2017.

Our corporate overhead costs included within general and administrative expenses for the three months ended December 31, 2018 totaled $11.6 million, down slightly from $12.0 million for the same period in 2017. As a percentage of net sales, corporate overhead costs were 4.0% for the three months ended December 31, 2018, down from 4.7% in the same period in 2017. The $4.6 million of remaining general and administrative expenses during the three months ended December 31, 2018 primarily related to discounts on the sale of certain receivables, on a non-recourse basis, to financial institutions pursuant to supply chain financing agreements provided by certain of our customers.

The net loss for the quarter was $8.8 million as compared to net income of $2.2 million in the same period in 2017. The decrease was primarily due to higher startup and transition costs and the ASC 606 adjustments discussed above. Diluted loss per share was $0.26 compared to diluted earnings per share of $0.06 for the 2017 period.

EBITDA for the quarter decreased to $3.8 million, compared to $24.2 million during the same period in 2017. EBITDA margin decreased to 1.3% compared to 9.5% in the same period in 2017. Adjusted EBITDA for the quarter decreased to $9.8 million compared to $28.4 million during the same period in 2017. Adjusted EBITDA margin decreased to 3.4% compared to 11.2% during the same period in 2017. The decline was driven primarily by the increase in startup and transition activity and the resultant lost contribution margin from blade volume lost during the transitions.

Capital expenditures were $2.1 million for the quarter compared to $9.5 million during the same period in 2017. Our capital expenditures have been primarily related to machinery and equipment for new facilities or facility expansions.

We ended the quarter with $85.3 million of cash and cash equivalents and net debt was $53.2 million as compared to net cash of $24.6 million at December 31, 2017 and we had negative free cash flow during the quarter of $22.5 million.

2019 Guidance – We have included the 2019 guidance we provided during our third quarter earnings call, we do want to offer some caution about two matters which may put pressure on these guidance ranges. First is the labor unrest at our manufacturing facility in Matamoros, Mexico. While we are actively working to resolve this situation, any prolonged downtime from this situation will adversely affect our Adjusted EBITDA and net sales for 2019. In addition, the ultimate outcome of the labor negotiations may require us to increase our labor rates in Matamoros beyond what we have forecasted, which could further reduce our Adjusted EBITDA. Secondly, the financial difficulties our customer Senvion announced that they are experiencing could also ultimately impact our 2019 net sales and Adjusted EBITDA. At this point, it is still too early to tell if these two situations, offset by other upside opportunities we have, will have a material impact or not on our 2019 Adjusted EBITDA and net sales guidance. With that being said, we expect:

  Net sales and total billings of between $1.5 billion and $1.6 billion
  Adjusted EBITDA of between $120 million and $130 million
  Fully diluted earnings per share of between $1.34 and $1.45
  Sets invoiced of between 3,300 and 3,500
  Average sales price per blade of between $135,000 and $140,000
  Estimated megawatts of sets delivered of approximately 9,800 to 10,400
  Dedicated manufacturing lines at year end to be between 62 and 65
  Manufacturing lines installed at year end to be between 50 and 52
  Manufacturing lines in startup during the year to be approximately 14
  Manufacturing lines in transition during the year to be approximately 10
  Line utilization (based on 50 lines under contract) of approximately 85%
  Startup costs of between $30 million and $33 million
  Transition costs of between $22 million and $25 million
  Capital expenditures to be between $95 million and $100 million (approx. 85% growth related)
  Effective tax rate to be between 20% and 25%
  Depreciation and amortization of between $40 million and $45 million
  Interest expense of between $8 million and $9 million
  Share-based compensation expense of between $9 million and $9.5 million

Conference Call and Webcast Information
TPI Composites will host an investor conference call this afternoon, Thursday, February 28, 2019 at 5:00pm ET. Interested parties are invited to listen to the conference call which can be accessed live over the phone by dialing 1-877-407-9208, or for international callers, 1-201-493-6784. A replay will be available two hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the live call and the replay is 13686944. The replay will be available until March 7, 2019. Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investors section of the Company’s website at www.tpicomposites.com. The online replay will be available for a limited time beginning immediately following the call.

About TPI Composites, Inc.
TPI Composites, Inc. is the only independent manufacturer of composite wind blades for the wind energy market with a global manufacturing footprint. TPI delivers high-quality, cost-effective composite solutions through long term relationships with leading OEMs in the wind and transportation markets. TPI is headquartered in Scottsdale, Arizona and operates factories throughout the U.S., China, Mexico, Turkey and India.

Forward-Looking Statements
This release contains forward-looking statements which are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements, among other things, concerning: effects on our financial statements and our financial outlook; our business strategy, including anticipated trends and developments in and management plans for our business and the wind industry and other markets in which we operate; our projected annual revenue growth; competition; future financial results, operating results, revenues, gross margin, operating expenses, profitability, products, projected costs, warranties, our ability to improve our operating margins, and capital expenditures. These forward-looking statements are often characterized by the use of words such as “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “seek,” “believe,” “forecast,” “foresee,” “likely,” “may,” “should,” “goal,” “target,” “might,” “will,” “could,” “predict,” “continue” and the negative or plural of these words and other comparable terminology. Forward-looking statements are only predictions based on our current expectations and our projections about future events. You should not place undue reliance on these forward-looking statements. We undertake no obligation to update any of these forward-looking statements for any reason. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these statements. These factors include, but are not limited to, the matters discussed in “Risk Factors,” in our Annual Report on Form 10-K and other reports that we will file with the SEC.

Non-GAAP Definitions
This press release includes unaudited non-GAAP financial measures, including total billings, EBITDA, adjusted EBITDA, net cash/debt and free cash flow. We define total billings as total amounts billed from products and services that we are entitled to payment and have billed under the terms of our long-term supply agreements or other contractual arrangements. We define EBITDA as net income plus interest expense (including losses on extinguishment of debt and net of interest income), income taxes and depreciation and amortization. We define adjusted EBITDA as EBITDA plus share-based compensation expense plus or minus any gains or losses from foreign currency transactions, plus or minus any gains or losses from the sale of assets. We define net cash/debt as the total principal amount of debt outstanding less unrestricted cash and cash equivalents. We define free cash flow as net cash flow generated from operating activities less capital expenditures. We present non-GAAP measures when we believe that the additional information is useful and meaningful to investors. Non-GAAP financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP. See below for a reconciliation of certain non-GAAP financial measures to the comparable GAAP measures as well as our Investor Presentation which can be found in the Investors section at www.tpicomposites.com.

Investor Relations
480-315-8742
investors@TPIComposites.com

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE ONE - CONDENSED CONSOLIDATED INCOME STATEMENTS
(UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
(in thousands, except per share data)	2018	2017	2018	2017

Net sales	$290,057	$253,503	$1,029,624	$955,198
Cost of sales	256,258	211,604	882,075	804,099
Startup and transition costs	21,234	11,577	74,708	40,628
Total cost of goods sold	277,492	223,181	956,783	844,727
Gross profit	12,565	30,322	72,841	110,471
General and administrative expenses	16,215	12,000	48,123	40,373
Income (loss) from operations	(3,650)	18,322	24,718	70,098
Other income (expense):
Interest income	52	17	181	95
Interest expense	(2,041)	(3,166)	(10,417)	(12,381)
Loss on extinguishment of debt	—	—	(3,397)	—
Realized loss on foreign currency remeasurement	(532)	(1,896)	(13,489)	(4,471)
Miscellaneous income	647	223	4,650	1,191
Total other expense	(1,874)	(4,822)	(22,472)	(15,566)
Income (loss) before income taxes	(5,524)	13,500	2,246	54,532
Income tax benefit (provision)	(3,324)	(11,293)	3,033	(15,798)
Net income (loss)	$(8,848)	$2,207	$5,279	$38,734

Weighted-average common shares outstanding:
Basic	34,606	34,008	34,311	33,844
Diluted	34,606	35,198	36,002	34,862

Net income (loss) per common share:
Basic	$(0.26)	$0.06	$0.15	$1.14
Diluted	$(0.26)	$0.06	$0.15	$1.11

Non-GAAP Measures (unaudited):
Total billings	$304,786	$242,732	$1,006,541	$941,565
EBITDA	$3,814	$24,204	$42,308	$88,516
Adjusted EBITDA	$9,751	$28,430	$68,173	$100,111

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE TWO - CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,
(in thousands)	2018	2017
Current assets:
Cash and cash equivalents	$85,346	$148,113
Restricted cash	3,555	3,849
Accounts receivable	176,815	121,576
Contract assets	116,708	105,619
Prepaid expenses and other current assets	26,038	27,507
Inventories	5,735	4,112
Total current assets	414,197	410,776
Noncurrent assets:
Property, plant, and equipment, net	159,423	123,480
Other noncurrent assets	31,235	11,481
Total assets	$604,855	$545,737
Current liabilities:
Accounts payable and accrued expenses	$199,078	$167,175
Accrued warranty	36,765	30,419
Current maturities of long-term debt	27,058	35,506
Contract liabilities	7,143	2,763
Total current liabilities	270,044	235,863
Noncurrent liabilities:
Long-term debt, net of debt issuance costs and current maturities	110,565	85,879
Other noncurrent liabilities	3,289	3,441
Total liabilities	383,898	325,183
Total stockholders' equity	220,957	220,554
Total liabilities and stockholders' equity	$604,855	$545,737

Non-GAAP Measure (unaudited):
Net cash (debt)	$(53,155)	$24,557

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE THREE - CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2018	2017	2018	2017

Net cash provided by (used in) operating activities	$(20,453)	$31,140	$(3,258)	$74,600
Net cash used in investing activities	(2,052)	(8,666)	(52,688)	(43,978)
Net cash used in financing activities	(3,177)	(13,409)	(7,732)	(8,383)
Impact of foreign exchange rates on cash, cash equivalents and restricted cash	900	30	617	335
Cash, cash equivalents and restricted cash, beginning of period	114,158	143,342	152,437	129,863
Cash, cash equivalents and restricted cash, end of period	$89,376	$152,437	$89,376	$152,437

Non-GAAP Measure (unaudited):
Free cash flow	$(22,505)	$21,624	$(55,946)	$29,772

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE FOUR - RECONCILIATION OF NON-GAAP MEASURES
(UNAUDITED)

Total billings is reconciled as follows:	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2018	2017	2018	2017
Net sales	$290,057	$253,503	$1,029,624	$955,198
Change in gross contract assets	9,515	(12,610)	(15,011)	(13,437)
Foreign exchange impact	5,214	1,839	(8,072)	(196)
Total billings	$304,786	$242,732	$1,006,541	$941,565

EBITDA and adjusted EBITDA are reconciled as follows:	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2018	2017	2018	2017

Net income (loss)	$(8,848)	$2,207	$5,279	$38,734
Adjustments:
Depreciation and amortization	7,349	7,555	26,429	21,698
Interest expense (net of interest income)	1,989	3,149	10,236	12,286
Loss on extinguishment of debt	—	—	3,397	—
Income tax provision (benefit)	3,324	11,293	(3,033)	15,798
EBITDA	3,814	24,204	42,308	88,516
Share-based compensation expense	824	2,330	7,795	7,124
Realized loss on foreign currency remeasurement	532	1,896	13,489	4,471
Loss on sale of assets	4,581	—	4,581	—
Adjusted EBITDA	$9,751	$28,430	$68,173	$100,111

Free cash flow is reconciled as follows:	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2018	2017	2018	2017
Net cash provided by (used in) operating activities	$(20,453)	$31,140	$(3,258)	$74,600
Capital expenditures	(2,052)	(9,516)	(52,688)	(44,828)
Free cash flow	$(22,505)	$21,624	$(55,946)	$29,772

Net cash (debt) is reconciled as follows:	December 31,
(in thousands)	2018	2017
Cash and cash equivalents	$85,346	$148,113
Less total debt, net of debt issuance costs	(137,623)	(121,385)
Less debt issuance costs	(878)	(2,171)
Net cash (debt)	$(53,155)	$24,557